EXHIBIT 10.2

EVCARCO.INC

September 26, 2008

CONFIDENTIAL

Ron Maxwell
CEO
RONN MOTOR COMPANY
4305 FM 2147
W. Cottonwood Shores, TX 78657

Via Email: ronn@ronnmotors.com

                           Re:             Memorandum of Understanding(MOU)

Mr. Maxwell:

                           This is a letter to confirm the information and understanding per the conversation on Monday October 27th 2008 by and between EVCARCO.INC, a Nevada Corporation (hereafter “EVCC”) and its partners, and RONN MOTOR COMPANY a Delaware Corporation (hereafter “RMC”) and Ronn Maxwell, for the development of New Car Franchise Dealership agreements for RMC products. Listed below are the initial cities for exclusive retail sales and service of RMC products.

1.
Purpose: The purpose of this letter is to declare the intent of EVCC to include the Scorpion and all other models manufactured products of RMC, to its retail sales and service dealerships. EVCC and RMC will execute a separate definitive Franchise agreement for the venture with specific terms. The general terms and conditions set forth in this MOU will govern the contract terms and conditions of the Definitive Franchise Agreement.

2.	Project Timing and Scope: EVCC and RMC will finalize due diligence for the Definitive Agreement within 30 days of this signed MOU agreement.

3.
Responsibilities of RMC: RMC will be responsible for production and wholesale delivery of their production car Scorpion and future production models at wholesale prices to EVCC dealership locations. RMC will also provide thru a contracted distributor the H2GO system to EVCC and allow them to install and retail the unit thru there Retail Dealerships service Departments.

4.
Responsibilities of EVCC: EVCC will establish Retail Dealerships, showrooms, service centers and processes and procedures for the displaying, servicing and sales of RMC models. EVCC will maintain sales and service records to provide to RMC as required per agreement. EVCC with work with RMC for the marketing of all models as necessary.

5.
Venture Terms: EVCC will sign a Franchise Dealer Agreement with RMC for the following cities to include but not limited to: Dallas TX, Ft Worth TX, Austin TX, San Antonio TX, Houston TX, Oklahoma City OK, Tulsa OK, San Diego CA, Sacramento CA, Palm Springs CA, Las Vegas NV, Phoenix/Scottsdale AZ, Atlanta GA, Naples FL, and W. Palm Beach FL. EVCC would entertain a Stock/Shares exchange with RMC. A discussion of current orders in which RMC has taken deposits, EVCC would be agreeable to completing the deliveries of those existing clients for an agreed upon fee.

6.
Non-Circumvention: EVCC and RMC will not circumvent or enter into talks or negotiations with any strategic alliances or affiliates introduced through these negotiations. EVCC and RMC will not divulge privileged or sensitive information with any other parties without the formal consent of the respective companies. Such information will be held confident for period of (2) years from the date of this MOU.

7.
Entirety: The MOU contains an understanding and agreement between both parties hereto and their affiliates with respect to its subject matter and supersedes all prior agreements, representations warranties and understandings of both parties (whether written or oral).

INTENTIONALY LEFT BLANK

SIGNATURE PAGE

EVCARCO, INC

/s/Dale Long

 CEO                                           Date: 9/26/ 2008

RONN MOTOR COMPANY

/s/Ronn Maxwell

 CEO                                           Date: 9/26/2008